April 17, 2012

Mr. Bilal Muhsin
40 Parker
Irvine, CA 92618

Dear Bilal:

I am pleased to confirm your promotion to the position of Vice President of Engineering, Instruments and Systems reporting to Anand Sampath, Executive Vice President, Engineering. The effective date of this promotion is April 2, 2012.

Your new annual salary will be $240,000 paid bi-weekly at a rate of $9,230.76 per pay period. You will be eligible to participate in Masimo’s Bonus Plan for up to 30% of your salary based on Company and individual objectives being met and will be paid per the rules of the Masimo Bonus Plan.

It will be recommended to the Board to issue your an option to purchase an additional 10,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value at the time the option is granted.

Employment with Masimo is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at any time with or without reason or advanced notice.

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except in written agreement signed by an officer of the Company.

Please acknowledge your acceptance of this offer by signing below and returning this letter to Human Resources.

We wish your continued success in this new opportunity, and we appreciate your dedication to our mission!

Sincerely,

/s/ TRACY MILLER	April 30, 2012
Manager, Human Resources	Date

Offer Acceptance:

/s/ BILAL MUHSIN	May 1, 2012
Bilal Muhsin	Date